UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 16, 2016

Geospatial Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-04066	87-0554463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

229 Howes Run Road, Sarver, PA 16055

(Address of principal executive offices)

(724) 353-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information set forth in Item 3.02 below is hereby incorporated by reference in this Item 1.01.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Creation of Series C Preferred Stock

On March 16, 2016, Geospatial Corporation (the “Company”) filed a Certificate of the Designations, Powers, Preferences and Rights of Series C Convertible Preferred Stock (the “Certificate of Designations”) with the Nevada Secretary of State, designating 10,000,000 shares of the Company’s undesignated preferred stock, par value $0.001 per share, as Series C Preferred Stock (the “Series C Preferred Stock”). A copy of the Certificate of Designations is attached to this Current Report on Form 8-K as Exhibit 3.1, and the description of the Series C Preferred Stock contained herein is a summary and is qualified in its entirety by reference to the full text of the Certificate of Designations.

The Series C Preferred Stock shall be convertible at the option of the holder, at any time after an amendment to the Company’s Articles of Incorporation is filed and effective increasing the Company’s authorized shares of Common Stock to at least 680,000,000 shares (the “Filing Date”), into shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) at a conversion ratio of one (1) share of Series C Preferred into twenty (20) shares of Common Stock, subject to adjustments for stock dividends, splits, combinations and similar events as described in the Certificate of Designations (the “Conversion Ratio”).

After the Filing Date, each share of Series C Convertible Preferred Stock will automatically be converted into shares of Common Stock at the Conversion Ratio, upon the earlier of (i) the closing of a public or private offer and sale of Common Stock for the account of the Company in which the aggregate offering price (before deduction of underwriters’ discounts and commissions, if any) equals or exceeds $5,000,000 and the offering price per share of which equals or exceeds five (5x) times the Original Issue Price of the Series C Preferred Stock per share (before deduction of underwriters’ discounts and commissions, if any (such price per share of Common Stock subject to certain adjustments described in the Certificate of Designations)); or (ii) the written consent of the holders of not less than a majority of the then outstanding shares of Series C Preferred Stock to the conversion of all then outstanding Series C Preferred Stock.

The holders of the Series C Preferred Stock will be entitled, upon liquidation, winding up or dissolution, of the Company, to be paid out of the funds and assets of the Company that may be legally distributed to the Company’s shareholders prior and in preference to any payment or distribution to the holders of Common Stock or any shares of any other class or series of preferred stock subsequently created with a liquidation preference senior to the Common Stock, an amount equal to the Original Issue Price of the Series C Preferred Stock per share (as adjusted for stock splits, stock dividends and the like), plus all declared but unpaid dividends.

The Series C Preferred Stock is not entitled to receive any special dividend, but will participate pari passu with the Common Stock and each other class or series of preferred stock of the Company in any dividends declared, on an as converted to Common Stock basis.

Except as described in the Certificate of Designations, holders of the Series C Preferred Stock will vote together with holders of the Company Common Stock on all matters and not as a separate class or series (subject to limited exceptions). Each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to five times (5x) the number of those shares of Common Stock into which such shares of Series B Preferred Stock are convertible.

Series C Preferred Stock Offering

On March 16, 2016, the Company entered into a Preferred Stock Purchase Agreement (the “SPA”) with David Truitt (“Truitt”). A copy of the SPA is attached to this Current Report on Form 8-K as Exhibit 10.1 and the description of certain terms of the SPA contained herein are summaries and are qualified in their entirety by reference to the full text of the SPA.

Pursuant to the terms of the SPA, the Company issued 1,250,000 shares of Series C Preferred Stock to Truitt at a purchase price per share of $0.20 for a total cash investment by Truitt of $250,000.

There were no underwriting discounts or commissions incurred in the offering of Series C Preferred Stock to Truitt. The Company expects to use the proceeds of the offering of Series C Preferred Stock for working capital purposes

The issuance and sale of the Series C Preferred Stock to Truitt is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) and Regulation D of the Securities Act. The Company has not engaged in general solicitation or advertising with regard to the issuance and sale of the Series C Preferred Stock and has not offered securities to the public in connection with such issuance and sale.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITIES HOLDERS

The information set forth in Item 3.02 above is hereby incorporated by reference in this Item 3.03.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWLS, CHANGE IN FISCAL YEAR

The information set forth in Item 3.02 above is hereby incorporated by reference in this Item 5.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit

No.                                                                                             Description

3.1	Certificate of Designations, Powers, Preferences and Rights of Series C Convertible Preferred Stock, dated March 16, 2016

10.1	Preferred Stock Purchase Agreement, dated March 16, 2016, by and between Geospatial Corporation and David Truitt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOSPATIAL CORPORATION

By:	/s/ Mark A. Smith
Name: Title:	Mark A. Smith Chief Financial Officer

Date: March 22, 2016